Delisting Determination, The Nasdaq Stock Market, LLC, November 7, 2025, Petros Pharmaceuticals, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Petros Pharmaceuticals, Inc. effective at the opening of the trading session on December 1, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).The Company was notified of the Staff determination on March 26, 2025.
On March 31, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).The Company was notified of the Staff determination on April 8, 2025.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5100.The Company was notified of the Staff determination on April 28, 2025.
On May 6, 2025, the hearing was held.
On May 19, 2025 the Panel reached a
decision and a Decision letter was issued on May 20, 2025.
The Company common stock was suspended on May 22, 2025.
The Company filed an appeal with the Nasdaq Listing and Hearing
Review Council (NLHRC) on June 4, 2025. The NLHRC issued its decision Brief on August 26, 2025 and stated the Company argument that Nasdaq abdicated its regulatory responsibility by no longer reviewing LAS transactions as a matter of course before allowing listed companies to undertake them.
This argument was specious for numerous reasons.
In fact, the Listing Rules do still provide for Staff to conduct such reviews, but only upon request rather as a matter of right.
The Company understood that this opportunity for review was available to it and, in fact, it availed itself of the opportunity.
However, the Company chose not to seek formal written guidance from Nasdaq Staff but instead, it sought only informal, anonymous guidance.
The fact that the Company made a poor choice as to the type of review it wanted is the fault of the Company, not Nasdaq or its Listing Rules.
This matter was not called for review by the Nasdaq Stock Market
Board of Directors regarding the Decision brief issued by the NLHRC dated October 2, 2025.
Staff determination to delist the Company common stock remained final as of August 27, 2025.